Exhibit 99.1
[LINCOLN FINANCIAL LOGO]

Lincoln National Corporation elects Jim Morris to serve on the Board of Directors

Radnor, Pa., March 4, 2025 - Lincoln Financial (NYSE: LNC) today announced the election of James (Jim) Morris as a director to serve on the company’s Board of Directors, effective March 3, 2025 and increasing the size of the Board from ten to eleven directors.

Mr. Morris retired as Chairman, President and CEO of Pacific Life Insurance Company in April 2022, having served in that role since 2007. During his 40-year career at Pacific Life, Mr. Morris held a series of management positions with increasing responsibility, including Chief Operating Officer, Executive Vice President and Chief Insurance Officer. Morris currently serves on the Board of Directors for Edison International.

“I am pleased to welcome Jim to Lincoln’s Board and look forward to working with him,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial. “Jim’s significant background as a leader in the life insurance industry along with his financial and risk management expertise will serve Lincoln, our Board and our shareholders well.”

“Jim brings significant leadership experience in business, both as an industry executive and a director, which will be a valuable addition to our Board,” said William Cunningham, the Lincoln Board’s lead independent director. “I am confident that his leadership and industry experience, will contribute to the growth of long-term value for our shareholders.”

“It is an honor to be joining the Board of one of the most iconic companies in the industry. The expertise and strategic vision of Lincoln’s Board and management team are exceptional, and I look forward to contributing to the company’s ongoing success,” said Morris.

About Lincoln Financial
Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2024, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of December 31, 2024, the company has $321 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, Pa., Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Media contact: Media@lfg.com

Lincoln Financial is the marketing name for Lincoln National Corporation and its affiliates. Affiliates are separately responsible for their own financial and contractual obligations.

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